                                 Exhibit 99.1


April 9, 1996
Beverly Hills, California


                         GIANT GROUP, LTD. RESPONDS TO
                    FOLEY'S LETTER REGARDING ANNUAL MEETING

     GIANT GROUP, LTD. (NYSE - GPO) responded to William Foley's letter to Burt Sugarman regarding GIANT's annual meeting of stockholders. GIANT informed Mr. Foley that it has been unable to schedule the annual meeting because of Mr. Foley's reluctance to submit to a sworn deposition of the circumstances surrounding the accumulation of GIANT stock by Mr. Foley, Fidelity National Financial, Inc. and certain other individuals. GIANT further informed Mr. Foley that it intended to comply with applicable law in connection with its annual meeting.


For further information contact:

Terry Christensen
(310) 553-3000

        Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP
                           2121 Avenue of the Stars
                               Eighteenth Floor
                         Los Angeles, California 90067
                                (310) 553-3000
                             Fax:  (310) 556-2920


                                 April 3, 1996


Mr. William P. Foley
Chairman and Chief Executive Officer
Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 500
Irvine, California  92714

Dear Mr. Foley:

          I have been asked to respond to your letter of March 29, 1996 directed to Mr. Burt Sugarman.

          First, with respect to your references to Fidelity's accumulation of the stock of GIANT GROUP, LTD. ("GIANT") and the merger proposal you submitted to GIANT, the complaint filed by GIANT on December 19, 1995 and our letter to you dated February 22, 1996 speak to both of these points and no more needs to be said.

          You also express concern about a possible delay of GIANT's annual meeting. This delay has been caused directly by your obvious reluctance to sit down and be deposed on the facts surrounding the accumulation of GIANT stock by you, Mr. Davenport, the clients of both Mr. Davenport and Bob Martyn, the trading back and forth between the accounts that took place, the trading on confidential information and the various other violations that took place.
GIANT has the right to obtain this testimony as part of its effort to enjoin the voting of the improperly obtained stock.

          Despite the problems caused by this delay, GIANT will of course, fully comply with applicable law in connection with its annual meeting.


                                    Sincerely,

                                    /s/
                                    Terry Christensen
TC/pl